Watts, Griffis and McOuat
Since 1962
CONSULTING GEOLOGISTS AND ENGINEERS

Final.

August 26, 2009

Infrastructure Materials Corp.
1135 Terminal Way, Suite 207B
Reno, NV 89502

Attention: **Mr. Mason Douglas, President** masondouglas26@hotmail.com

Gentlemen:

RE: PROPOSAL TO PREPARE A VALUATION REPORT ON CERTAIN CEMENT GRADE LIMESTONE DEPOSITS IN SASKATCHEWAN

INTRODUCTION

Further to our recent telephone conversations, Watts, Griffis and McOuat Limited ("**WGM**") is pleased to submit this proposal to provide Infrastructure Materials Corp ("**IFAM**") a valuation of certain cement grade limestone properties in Manitoba. We understand that there are three distinct properties located relatively close to each other and that suitable cement grade limestone can be produced as a blended product from the proposed quarries. It is our further understanding that the properties are currently held by an officer of IFAM and that an independent valuation of the assets is required to establish the Fair Market Value ("FMV") of the properties.

In connection with this matter FMV is defined as:

> *The highest price, expressed in terms of money or money's worth, obtainable in an open and unrestricted market between knowledgable, informed and prudent parties, acting at arm's length, neither party being under any compulsion to transact.*

WGM is prepared to carry out the assignment, and believes that it is competent to do so. WGM is independent with respect to any of the parties to this transaction. The purpose of this letter is to confirm the nature of the services to be provided and the estimated schedule and our professional fee arrangements.

The **Valuation Date** will be 1 September, 2009, or as we may otherwise mutually decide.

The work to be completed by WGM will include a review of the supplied NI 43-101 report available for the properties, and other available technical data. We will base our valuation report on these technical reports.

GENERAL

WGM will attempt to complete its valuation report to conform to the *Standards and Guidelines for the Valuation of Mineral Properties* prepared by a committee of the Canadian Institute of Mining, Metallurgy and Petroleum ("CIMVal").

We understand that our valuation report will not be used in support of a proposed listing on the Toronto Stock Exchange. Should this presumption change, we will require notification of such and will modify our report to ensure its compliance with Appendix 3G[1] of the TSX. This document provides for certain restrictions on valuators, restrictions that are not contemplated in the CIMVal Standards, and which, among other things, compromise the concept of an "unrestricted market" in the definition of FMV. For instance, "The Exchange does not generally accept the inclusion of warranted future expenditures for the purposes of the appraised value method".

This valuation opinion is not intended for general circulation and publication nor is it to be reproduced or used for any purpose other than that outlined above, without our prior written permission in each specific instance. We do not assume any responsibility or liability for losses occasioned to IFAM or to any other party as a result of the circulation, publication, reproduction or use of this opinion contrary to the provisions of this paragraph.

Should the contemplated transaction between IFAM and Todd Montogomery fail to materialize, WGM will, with the approval of IFAM and at the request of Mr. Montogomery, permit Todd Montgomery to use the report for the purposes of securing alternative financing, provided such use is within the parameters as described in the prior paragraph.

We reserve the right (but will be under no obligation) to review all calculations included or referred to in this opinion and, if we consider it necessary, to revise our opinion in the light of any information existing at the Valuation Date which becomes known to us after the date of this report.

SCOPE OF WORK

A Valuation Date must be established. We assume that this will be at 1 September, 2009.

In the course of this assignment WGM will:

- Conduct a site visit to the properties to review the geology, infrastructure and related aspects of properties;
- Review the geology and mineral occurrences on the IFAM properties, and compare these with the results experienced on other cement grade limestone properties in the region;
- Analyze the technical information and resource estimate contained in the NI 43-101 report and provide an opinion on the quality of the resource estimate, with adjustments as deemed appropriate;
- Carry out research to attempt to identify comparable transactions that would be helpful in establishing values on other properties that are comparable in some way with the IFAM properties;
- Carry out a valuation using methods described below;

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[1] TSX Venture Exchange, 2004: Valuation Standards and Guidelines for Mineral Properties, Appendix 3G, January 1, 2004.

- Prepare a draft valuation report; and,
- Prepare a final report.

VALUATION APPROACHES

There are three general approaches to valuation: income, cost and market.

The **Income Approach** may be used if, after review of the available data, WGM has confidence in the cost and market data and can develop appropriate cash flow models. However, it is likely the available data will be insufficient and other approaches will be required to determine the FMV of the properties.

The cost approach has a definite application in this instance. The **Appraised Value Method** considers prior expenditures on a property and proposed future expenditures. The valuator seeks to judge the effectiveness of the work for which the expenditures were (or will be) made and to appraise the results obtained, in order to determine what proportion of those expenditures might be retained as a measure of the value of the property. Prior expenditures cannot be used indiscriminately. They must be judged to have added value to the property and adjusted according to: (i) the age of the data; (ii) availability and usefulness of the data; and (iii) the outcome of exploration activities (results either positive or negative). Prior expenditures should be supported by financial statements or other documentation.

The market approach includes several methods, one of which is **Comparable Transaction Analysis.** Here the valuator seeks examples of open market transactions for comparable properties to establish a value for the subject property. It is one of the most defensible methods, and is the primary method for valuing non-income producing properties. In general, there are two ways in which the method can be applied. The first way is to seek closely comparable properties near to the subject property and where all of the important technical attributes are synonymous. This is the best-fit strategy.

The second strategy is gather a much larger population of transaction data and to take a statistical approach to establish valuation ranges (the market strategy). This method is most successful where there are some indications of a resource. WGM has a very good data base of mineral property transactions, and this will be sued to establish comparables.

The work will be carried out by Don Hains, P.Geo., Senior Associate Industrial Minerals Specialist with WGM. Mr. Hains has considerable experience in conducting valuations of industrial minerals properties, especially for construction related industrial minerals. Mr. Ross D. Lawrence, Principal Consultant and a Certified Minerals Appraiser, and junior research staff as required will assist Mr.

WGM will invoice you for time actually spent by our personnel using our 2009 standard fee schedule. WGM fees for engineers and geologists are generally set according to the Classification Guide of Engineering Responsibility Levels of Professional Engineers Ontario.

We understand that IFAM will be responsible for payment of our professional fees in a timely manner. As WGM will have to make certain guarantees and incur costs before and pursuant to completion of the assignment, we kindly request that IFAM send a deposit of C$10,000 before the assignment begins. **Please note**: *The entire deposit amount shall be held in WGM's account, and will be reconciled against WGM's final invoice to IFAM. Upon completion of the project, the remaining balance, if any, will be refunded to IFAM.*

These funds should be delivered by wire transfer to WGM's Toronto bank account at:

Beneficiary:	Watts, Griffis and McOuat Limited
Bank:	Bank of Montreal
Branch:	First Canadian Place
Location:	Toronto, Ontario Canada
Account #:	1306-949 (for Canadian dollars)
Transit:	00022
SWIFT No:	BOFMCAM2 (Canadian)
Fed Wire ABA No.	026005092 (US and International)

Disbursements are additional and will be charged at cost. These will include items such as commercial air tickets, meals and lodging, ground transportation, analytical costs, telecommunications, printing costs and other support costs, as applicable.

Time and costs are billed monthly and are net 30 days. Interest of 12% per annum, payable at 1% per month, shall be payable by Infrastructure on any amounts unpaid after 15 days, payment thereafter to be applied first to accrued interest and then to the principal unpaid amount. Any legal fees or other costs incurred by WGM in collecting any amount unpaid after 15 days shall be paid by IFAM.

The terms and conditions contained within this proposal shall remain valid for a period of 30 days from the date of issue.

IFAM is hereby informed that the public disclosure of WGM's name in press releases including, mention of its approval of press releases, imposes a legal duty on it to the effect that WGM accepts responsibility jointly with IFAM for the content of such press releases. In such instances, WGM will therefore have to satisfy itself of the veracity of any such press releases it approves, including, if necessary, site visits and audits of project data. In this respect, it will be important to keep WGM in the information loop to avoid unnecessary delays. WGM will not be responsible for adverse consequences arising out of the use of its name without its informed consent.

Infrastructure Materials Corp.
August 26, 2009

WGM reports and related documents are covered by Canadian Copyright Law and various international agreements concerning its intrinsic rights to intellectual property. Without prejudice to those rights, and subject to the foregoing conditions, WGM will grant written approval for the distribution and other use of its reports provided the reports are not modified. This extends especially to its graphics and CAD drawings which bear the "*Watts, Griffis and McOuat*" logo.

WGM will attempt to work within the estimated budget as outlined above, however, should we become aware that any part of the approved work program will incur a cost over-run, WGM will notify the client immediately and the client shall then have the option of increasing the budget or amending the work program to fit within the original budget. Should the scope of WGM's engagement change during the course of the assignment and it becomes necessary to revise the budget estimate, WGM's Project Manager will inform the client as soon as possible.

If the foregoing terms of engagement are acceptable, please acknowledge by initialling each page, dating and signing this letter where indicated, and fax (416-864-1675) or scan and e-mail (lsankar@wgm.ca) the agreement back to WGM at your earliest convenience.

We trust that we have interpreted your requirements correctly and look forward to working with you and your associates on this assignment. If there is any aspect of our proposal that requires clarification, please do not hesitate to contact us.

Yours very truly,
WATTS, GRIFFIS AND McOUAT LIMITED

Per: Joe B. Hinzer, P.Geo.
President

JBH/ls

cc: S. Kelley (skelley@infrastructurematerialscorp.com)

Agreed to this 31st day of August, 2009

INFRASTRUCTURE MATERIALS CORP.

Per: Mason Douglas, President